Clean Harbors, Inc.
42 Longwater Drive
P.O. Box 9149
Norwell, MA 02061-9149
November 1, 2022
Alan S. McKim
c/o Clean Harbors Environmental Services, Inc.
42 Longwater Drive
Norwell, MA 02061-9149
Dear Alan,
The Board of Directors of Clean Harbors, Inc. (which, together with its subsidiaries and affiliated companies, is collectively referred to below as the “Company”) is pleased to offer you, effective as of March 31, 2023 (the “Effective Date”), the position of Executive Chairman of the Board and Chief Technology Officer, reporting directly to the Board. This position will continue to be based in our Norwell, MA headquarters.
The terms set forth in this offer will become effective on March 31, 2023, provided you accept this offer and continue to be employed by the Company prior to the Effective Date in your current office as Chairman of the Board, President and Chief Executive Officer.
Base Salary:
Your base salary will be at the rate of $900,000.00 annually ($37,500.00 paid semi-monthly).
Short-Term Incentive:
You will be eligible to continue to participate in the Company's Management Incentive Plan (“MIP”), with a cash bonus target opportunity of 150% of your base salary. As you are aware from your prior experience as a participant under the MIP, the MIP is based on annual achievement of the Company’s targets as established by the Board of Directors’ Compensation Committee (which for 2023 are based on the Company’ s revenue, Adjusted EBITDA, Adjusted Free Cash Flow, and TRIR) as well as achievement of individual (“SEIP”) goals set for you by the Compensation Committee and tied to the Company's priorities.
Long-Term Incentive:
You will be also eligible to continue to participate in the Company’s Key Employee Long-Term Incentive Program (“LTEIP”) under the Company’s 2020 Stock Incentive Plan for any awards made to you prior to, but which have not been fully vested as of, the Effective Date in accordance with the terms of those existing awards. However, the Compensation Committee will not make any additional awards to you for 2023 or any subsequent year.
Offer Contingencies:
This offer of employment is contingent upon and your review and signing of this offer letter.

It is mutually understood that employment with the Company is “at will” in nature, which means you may resign at any time and the Company may terminate your employment at any time with or without cause. It is also mutually understood that a continuing condition of your employment is your agreement to comply with the Company’s Standards of Ethical Professional Conduct, and with various other Company Policies and Procedures which may be adopted from time to time.
Please sign below, indicating that you have reviewed this offer of employment and accept the provisions as stated. If you have any questions about this offer, please feel free to contact me.

[remainder of page left intentionally blank]

Sincerely,

Clean Harbors, Inc.

By: /s/ Eugene Banucci
Eugene Banucci, Lead Director

Accepted and agreed as of the date specified above:

/s/ Alan S. McKim
Alan S. McKim